Sub-Item 77E:  Legal Proceedings
Since February 2004, Federated and
related entities (collectively,
"Federated") have been named as
defendants in several lawsuits that
are now pending in the United States
District Court for the Western
District of Pennsylvania. These lawsuits have been consolidated into a single action alleging excessive advisory fees involving one of the
 Federated-sponsored mutual funds ("Funds").
     Federated and its counsel have been
defending this litigation. Additional
lawsuits based upon similar
allegations may be filed in the future.
The potential impact of these lawsuits,
all of which seek monetary
damages, attorneys' fees and expenses,
and future potential similar suits is uncertain.
Although we do
not believe that these lawsuits will have a
 material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the allegations in these matters will not result in increased redemptions, or reduced sales, of shares of the Funds or other adverse consequences for the Funds.





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